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                        [MILES & STOCKBRIDGE LETTERHEAD]




                                                                     Exhibit 5.1

                                               October 25, 2001

Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, Connecticut  06830

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 920,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), of Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), on its 462(b) Registration Statement on Form S-2
(No. 333-     ) (the "Registration Statement"), we have examined such records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Class A Shares have been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

                                                     Very truly yours,

                                                     Miles & Stockbridge P.C.

                                                     By:/s/ J.W. Thompson Webb
                                                        ----------------------
                                                          Principal